Staffing 360 Solutions, Inc.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of December 31, 2013 by and between Staffing 360 Solutions, Inc., a Nevada corporation (“S360” or the “Company”), and Allan Hartley (“HARTLEY”).

1)	Engagement and Responsibilities

a) Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs HARTLEY as the co-Chief Executive Officer of the Company. HARTLEY hereby accepts such employment. HARTLEY shall have such title or titles as the Board of Directors may from time to time determine.

b) HARTLEY’s duties and responsibilities shall be those incident to the positions described in Section 1(a) as set forth in the Bylaws of the Company and those which are normally and customarily vested in such offices of a corporation. In addition, HARTLEY’s duties shall include those duties and services for the Company and its affiliates as the Board shall, in its sole and absolute discretion, from time to time reasonably direct which are not inconsistent with HARTLEY’s position described in Section 1(a).

c) HARTLEY agrees to devote, on an exclusive basis, the necessary time, energy and efforts to the business of the Company and will use his best efforts and abilities faithfully and diligently to promote the Company’s business interests. It is understood between the Company and HARTLEY that he will devote no less than 40 hours per week in the execution of his duties. For as long as HARTLEY is employed by the Company, HARTLEY shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, as such businesses are now or hereafter conducted, or any business which the Company contemplates conducting or intends to conduct.

2)	Definitions

“Board” shall mean the Board of Directors of the Company.

“Disability,” with respect to HARTLEY, shall mean that, for physical or mental reasons, HARTLEY is unable to perform the essential functions of HARTLEY’S duties under this Agreement for 30 consecutive days, or 60 days during any one six month period. HARTLEY agrees to submit to a reasonable number of examinations by a medical doctor advising the Company as to whether HARTLEY shall have suffered a disability and HARTLEY hereby authorizes the disclosure and release to the Company and its agents and representatives all supporting medical records. If HARTLEY is not legally competent, HARTLEY’S legal guardian or duly authorized attorney-in-fact will act in HARTLEY’S stead for the purposes of submitting HARTLEY to the examinations, and providing the authorization of disclosure.

“Effective Date” shall mean on completion of the acquisition of Initio International Holdings Limited by S360.

“For Cause” shall mean, in the context of a basis for termination of HARTLEY’S employment with the Company, that:

a) HARTLEY breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1(c), 6 or 7 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

b) HARTLEY is grossly negligent in the performance of services to the Company, or commits any act of personal dishonesty, fraud, embezzlement, breach of fiduciary duty or trust against the Company; or

c) HARTLEY is indicted for, or convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

d) HARTLEY commits continued and repeated substantive violations of specific written directions of the Board, which directions are consistent with this Agreement and HARTLEY’S position as an executive officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; or

e) HARTLEY continues to neglect his duties after receipt of notice thereof from the Company (and the Company need give such notice only once).

“Person” shall mean an individual or a partnership, corporation, trust, association, Limited Liability Company, governmental authority or other entity.

“Portfolio Company” shall mean any person which has engaged the Company for the provision of services.

“Term” shall mean the period commencing on the Effective Date and ending at the close of business on December 31, 2013.

3)	Compensation and Benefits

For as long as HARTLEY shall be employed by the Company, HARTLEY shall receive the compensation and benefits set forth in this Section 3.

(a) Salary. The Compensation will commence at an annualized salary of $250,000 beginning upon the Effective Date. The base salary shall be payable twice monthly on the same basis as other executives of the Company. HARTLEY’s base salary shall be increased by the increase in the Consumer Price Index as released by the United States Bureau of Labor Statistics.

(b) Expense Reimbursement. HARTLEY shall be entitled to reimbursement from the Company for the reasonable out-of-pocket costs and expenses which HARTLEY incurs in connection with the performance of HARTLEY’s duties and obligations under this Agreement in a manner consistent with the Company’s practices and policies therefore.

(c) Vacation. HARTLEY shall be entitled to three weeks paid vacation per year (based on the Effective Date).

(d) Disability. In the event of any Disability HARTLEY shall receive the compensation and benefits specified herein for 30 days. Such compensation and benefits shall be received at the end of the disability.

(e) Withholding. At HARTLEY’s election, the Company may deduct from any compensation payable to HARTLEY (including payments made pursuant to Section 5 of this Agreement in connection with or following termination of employment) amounts it believes are required to be withheld under federal and state law, including applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

(f) Key Man Insurance. The Company may, at its own expense, purchase a key man life insurance policy at an amount to be determined naming the Company as a beneficiary. At the time that HARTLEY is no longer employed by the Company, HARTLEY will have the right to retain the policy. It is expressly understood between the Company and HARTLEY that the Company will not have any further obligation with respect to the policy following HARTLEY’s employment by the Company.

(g) Performance Bonus. HARTLEY shall be entitled to certain performance based compensation in the event that the Company achieves certain milestones as follows:

(i)	In the event the Company closes the proposed acquisition of Initio International Holdings Limited, then HARTLEY shall be entitled to a one-time issuance of non-qualified stock options purchase up to 250,000 shares of the Company’s common stock, with an exercise price of $2.00 per share for a period of five (5) years;

(ii)

In the event the Company closes one or more acquisitions of a target company (which shall exclude the acquisition of International Holdings Limited) whereby such acquisition or acquisitions, as the case may be, is valued at an aggregate of $10 million or more, then HARTLEY shall also be entitled to a one-time issuance of non-qualified stock options to purchase up to 200,000 shares of the Company’s common stock, with an exercise price of $2.00 per share for a period of five (5) years;

(iii)	In the event the Company closes the proposed acquisition of Initio International Holdings Limited, then HARTLEY shall be entitled to a one-time cash bonus of $25,000;

(iv)

In addition, in the event the Company’s revenue based on the Company’s filing of its Quarterly Report on Form 10-Q or Annual Report on Form 10-K during the term of this Agreement for the four quarters proceeding such filing is in excess of $150 million, then HARTLEY shall be entitled to a one-time cash bonus of $50,000 within 30 days of such filing;

(v)

In addition, in the event the Company’s revenue based on the Company’s filing of its Quarterly Report on Form 10-Q or Annual Report on Form 10-K during the term of this Agreement for the four quarters proceeding such filing is in excess of $200 million, then HARTLEY shall be entitled to a one-time cash bonus of $50,000 within 30 days of such filing; and

(vi)	In addition, in the event the Company’s annualized revenue based on the Company’s filing of its Quarterly Report on Form 10-Q or Annual Report on Form 10-K during the term of this Agreement for the four quarters proceeding such filing is in excess of $250 million, then HARTLEY shall be entitled to a one-time cash bonus of $50,000 within 30 days of such filing.

4)	Term of Employment

HARTLEY’S employment pursuant to this Agreement shall commence on the Effective Date, as defined in Section 2 and shall terminate on the earliest to occur of the following:

a) upon the date set forth in a written notice of termination from HARTLEY to the Company (which date shall be at least four months after the effective date and at least 30 days after the delivery of that notice); provided, however, that in the event HARTLEY delivers such notice to the Company, the Company shall have the right to accelerate such termination by written notice thereof to HARTLEY (and such termination by the Company shall be deemed to be a termination of employment pursuant to this Section 4(a), and not a termination pursuant to Section 4(d) or 4(e) hereof);

b) upon the death of HARTLEY;

c) upon delivery to HARTLEY of written notice of termination by the Company if HARTLEY shall suffer a Disability;

d) upon delivery to HARTLEY of written notice of termination by the Company For Cause;

e) upon delivery to HARTLEY of written notice of termination by the Company Without Cause; or

f) December 31, 2016.

5)	Confidentiality.

HARTLEY agrees not to disclose or use at any time (whether during or after HARTLEY’s employment with the Company) for HARTLEY’s own benefit or purposes or the benefit or purposes of any other Person any databases, trade secrets, proprietary data, or other confidential information, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company generally, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of HARTLEY’s employment with the company. HARTLEY agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and/or any Portfolio Company, except that he may retain personal notes, notebooks, diaries and addresses and phone numbers. HARTLEY further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company.

6)	Miscellaneous

a) Notices.  All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

If to the Company, to:

Staffing 360 Solutions, Inc.

Alfonso J. Cervantes, President

641 Lexington Avenue, Suite 1526

New York, NY 10022

If to HARTLEY, to:

Allan Hartley

71 Alba Road

Wellesley, MA 02481

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

b) Entire Agreement.  This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.  Without limiting the foregoing, this Agreement supersedes those certain term sheets and/or agreements dated prior to date hereof. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

c) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

d) Governing Law.  This Agreement has been made and entered into in the State of New York and shall be construed in accordance with the laws of the State of New York.

e) Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

f) Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

g) Attorneys’ Fees.  If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys’ fees, costs and expenses.  The prevailing party is the party who is entitled to recover its costs in the action or proceeding.  A party not entitled to recover its costs may not recover attorneys’ fees.  No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys’ fees.

In Witness Whereof, the parties have executed this Agreement as of the date first above written.

Staffing 360 Solutions, Inc.

By:

Its: President

Allan Hartley